Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2017

Company to Host Quarterly Conference Call at 9:00 A.M. on November 7, 2017

St. Petersburg, FL - November 6, 2017: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2017.

($ in thousands, except per share)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2017	2016	Change	2017	2016	Change
Gross premiums written	$267,219	$194,341	37.5%	$788,408	$541,053	45.7%
Gross premiums earned	$268,001	$173,520	54.4%	$711,650	$484,607	46.9%
Net premiums earned	$152,494	$120,221	26.8%	$419,295	$335,770	24.9%
Total revenues	$171,128	$127,202	34.5%	$471,834	$355,684	32.7%
Earnings before income tax	$(45,487)	$5,041	(1,002.3)%	$(26,899)	$24,581	(209.4)%
Net income (loss)	$(28,012)	$3,423	(918.3)%	$(16,856)	$16,215	(204.0)%
Net income (loss) per diluted share	$(0.66)	$0.16	(512.5)%	$(0.47)	$0.75	(162.7)%

Reconciliation of net income (loss) to operating income (loss):
Plus: Merger expenses, net of tax	$8	$300	(97.3)%	$4,489	$747	500.9%
Plus: Non-cash amortization of intangible assets, net of tax	$6,736	$2,510	168.4%	$15,309	$5,220	193.3%
Less: Realized gains (losses), net of tax	$(46)	$69	(166.7)%	$(360)	$311	(215.8)%
Operating income (loss)	$(21,222)	$6,164	(444.3)%	$3,302	$21,871	(84.9)%
Operating income (loss) per diluted share	$(0.50)	$0.28	(278.6)%	$0.09	$1.01	(91.1)%

Book value per share				$11.73	$11.99	(2.2)%

"I'm proud of the way our company performed during the quarter," said John Forney, President and CEO of UPC Insurance. "We weathered a historic level of hurricane activity with minimal financial impact, while continuing to grow both our personal and commercial lines books and improving underlying underwriting performance across the board. The preparation and hard work of the UPC team has left us poised to seize the opportunities that lie ahead."

Return on Equity and Operating Return on Equity

Return on Equity is a ratio the Company calculates by dividing the net income for the most recent twelve months by the average shareholder's equity for the most recent twelve months. Operating Return on Equity (see calculation below) is a ratio calculated using non-GAAP measures. It is calculated by dividing the operating income for the most recent twelve months by the average shareholders’ equity for the most recent twelve months. Operating income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, non-recurring expenses such as merger-related professional fees, and realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The following table reconciles operating return on equity to return on equity, the most directly comparable GAAP measure.

($ in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$(28,012)	$3,423	$(16,856)	$16,215
Return on equity based on GAAP net income (loss) (1)	(29.3)%	5.5%	(5.9)%	8.7%

Operating income (loss)	$(21,222)	$6,164	$3,302	$21,871
Operating return on equity (1)	(22.2)%	9.9%	1.2%	11.7%
(1) Return on equity is calculated on an annualized basis.

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands, except per share)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2017	2016	Change		2017	2016	Change
Loss ratio, net(1)	93.9%	60.5%	33.4	pts	70.0%	59.4%	10.6	pts
Expense ratio, net(2)	47.7%	40.9%	6.8	pts	48.4%	39.1%	9.3	pts
Combined ratio (CR)(3)	141.6%	101.4%	40.2	pts	118.4%	98.5%	19.9	pts
Effect of current year catastrophe losses on CR	54.2%	4.2%	50.0	pts	27.4%	7.1%	20.3	pts
Effect of prior year (favorable) development on CR	(0.7)%	4.9%	(5.6	) pts	(0.7)%	2.9%	(3.6	) pts
Effect of ceding commission income on CR	6.6%	0.9%	5.7	pts	7.2%	0.8%	6.4	pts
Underlying combined ratio(4)(5)	81.5%	91.4%	(9.9	) pts	84.5%	87.7%	(3.2	) pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on U.S. GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in "Definitions of Non-GAAP Measures", below.
(5) Included in both the expense ratio and the combined ratio are $10.4 million and $30.5 million for the three and nine months ended September 30, 2017, respectively, and $4.3 million and $9.2 million for the three and nine months ended September 30, 2016, respectively, of merger professional fees and amortization expense predominately associated with the AmCo and Interboro Insurance Company mergers. Excluding these additional expenses, the Company would have reported underlying combined ratios of 74.7% and 77.2% for the three and nine months ended September 30, 2017, respectively, and 87.8% and 85.0% for the three and nine months ended September 30, 2016, respectively.

Quarterly Financial Results

Net loss for the third quarter of 2017 was $28.0 million, or $(0.66) per diluted share, compared to net income of $3.4 million, or $0.16 per diluted share for the third quarter of 2016. The decrease in net earnings was primarily due to the increase in catastrophe losses for the third quarter of 2017 compared to the third quarter of 2016.

The Company's total gross written premium increased by $72.9 million, or 37.5%, to $267.2 million for the third quarter of 2017 from $194.3 million for the third quarter of 2016, primarily reflecting the Company's merger with AmCo Holdings Company (AmCo) on April 3, 2017, as well as organic growth in new and renewal business generated in the Company's Gulf and Northeast regions. The breakdown of the quarter-over-quarter changes in both direct and assumed written premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended September 30,
	2017	2016	Change	Growth %
Direct Written and Assumed Premium by Region (1)
Florida	$130,309	$83,816	$46,493	55.5%
Gulf	58,240	47,279	10,961	23.2
Northeast	43,652	39,265	4,387	11.2
Southeast	25,431	24,070	1,361	5.7
Total direct written premium by region	257,632	194,430	63,202	32.5%
Assumed premium (2)	9,587	(89)	9,676	(10,871.9)
Total gross written premium by region	$267,219	$194,341	$72,878	37.5%

Gross Written Premium by Line of Business
Personal property	$217,970	$189,278	$28,692	15.2%
Commercial property	49,249	5,063	44,186	872.7
Total gross written premium by line of business	$267,219	$194,341	$72,878	37.5%
(1) Each region is comprised of the following states: Gulf includes Hawaii, Louisiana and Texas, Northeast includes Connecticut, Massachusetts, New Jersey, New York and Rhode Island, and Southeast includes Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2017 includes commercial property business assumed from an unaffiliated insurer and 2016 premium assumed includes homeowners business from Citizens Property Insurance Corporation and the Texas Windstorm Insurance Association.

Loss and LAE increased by $70.4 million, or 96.7%, to $143.1 million for the third quarter of 2017 from $72.7 million for the third quarter of 2016. Loss and LAE expense as a percentage of net earned premiums increased 33.4 points to 93.9% for the quarter, compared to 60.5% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter would have been 23.0%, a decrease of 12.6 points from 35.6% during the third quarter of 2016.

During the third quarter of 2017, the Company's catastrophe losses included claims from Hurricane Harvey, which made landfall as a category 4 storm in Texas, and Hurricane Irma, which was also a category 4 storm making landfall in Florida. The Company's catastrophe excess of loss reinsurance limits retained losses to $91.0 million in total for these two events, which was further reduced to $83.0 million by its quota share reinsurance.

Policy acquisition costs increased by $15.2 million, or 48.6%, to $46.5 million for the third quarter of 2017 from $31.3 million for the third quarter of 2016. The primary driver of the increase in costs was the result of the managing general agent fees paid to AmRisc in relation to AmCo commercial premium. The remaining change was the result of policy acquisition costs varying directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating expenses increased by $1.3 million, or 24.0%, to $6.9 million for the third quarter of 2017 from $5.6 million for the third quarter of 2016, primarily due to increased costs related to the Company's ongoing growth, incurred expenses related to software and costs related to the increase in underwriting reports.

General and administrative expenses increased by $7.0 million, or 56.7%, to $19.3 million for the third quarter of 2017 from $12.3 million for the third quarter of 2016, primarily due to amortization costs related to the merger with AmCo.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2017	2016	Change		2017	2016	Change
Loss and LAE	$143,127	$72,746	$70,381		$293,398	$199,615	$93,783
% of Gross earned premiums	53.4%	41.9%	11.5	pts	41.2%	41.2%	—
% of Net earned premiums	93.9%	60.5%	33.4	pts	70.0%	59.4%	10.6	pts
Less:
Current year catastrophe losses	$82,615	$5,109	$77,506		$115,025	$23,885	$91,140
Prior year reserve (favorable) development	(1,029)	5,909	(6,938)		(2,819)	9,585	(12,404)
Underlying Loss and LAE (1)	$61,541	$61,728	$(187)		$181,192	$166,145	$15,047
% of Gross earned premiums	23.0%	35.6%	(12.6	) pts	25.5%	34.3%	(8.8	) pts
% of Net earned premiums	40.4%	51.4%	(11.0	) pts	43.2%	49.4%	(6.2	) pts
(1) Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented can be found in this press release is in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratio and underlying expense ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2017	2016	Change		2017	2016	Change
Policy acquisition costs	$46,546	$31,333	$15,213		$125,302	$84,086	$41,216
Operating and underwriting	6,891	5,558	1,333		19,020	15,326	3,694
General and administrative	19,316	12,329	6,987		58,825	31,759	27,066
Total Operating Expenses	$72,753	$49,220	$23,533		$203,147	$131,171	$71,976
% of Gross earned premiums	27.1%	28.4%	(1.3	) pts	28.5%	27.1%	1.4	pts
% of Net earned premiums	47.7%	40.9%	6.8	pts	48.4%	39.1%	9.3	pts
Less:
Ceding commission income	$10,091	$1,031	$9,060		$30,185	$2,796	$27,389
Merger expenses and amortization	10,374	4,324	6,050		30,457	9,181	21,276
Underlying Expense (1)	$52,288	$43,865	$8,423		$142,505	$119,194	$23,311
% of Gross earned premiums	19.5%	25.3%	(5.8	) pts	20.0%	24.6%	(4.6	) pts
% of Net earned premiums	34.3%	36.5%	(2.2	) pts	34.0%	35.5%	(1.5	) pts
(1) Underlying Expense is a non-GAAP financial measure and is reconciled above to total operating expenses, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the third quarter of 2017 were 41.3% of gross premiums earned compared to 27.8% of gross premiums earned for the third quarter of 2016. The increase in this ratio was driven entirely by the Company's quota share reinsurance program, which was in effect during the third quarter of 2017 but not during the third quarter of 2016. If not for the effects of the quota share, the Company's reinsurance costs as a percent of earned premium would have decreased by 1.1 points during the quarter.

Investment Portfolio Highlights

The Company's cash and investment holdings totaled $1.1 billion at September 30, 2017 compared to $679.3 million at December 31, 2016. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 91.1% of total investments at September 30, 2017 with a modified duration of 3.7 years compared to 93.5% at December 31, 2016 and a modified duration of 3.7 years.

Book Value Analysis

Book value per share increased 5.2% from $11.15 at December 31, 2016, to $11.73 at September 30, 2017, and underlying book value per share increased 4.0% from $11.11 at December 31, 2016 to $11.55 at September 30, 2017. An increase in the Company's retained earnings, along with an increase in paid in capital as a result of the AmCo merger, drove the increase in our book value per share and underlying book value per share. The increase in accumulated other comprehensive income, as shown in the table below, also impacted our underlying book value per share.

($ in thousands, except for per share data)	September 30,	December 31,
	2017	2016
Book Value per Share
Numerator:
Common shareholders' equity	$501,216	$241,327
Denominator:
Total Shares Outstanding	42,741,004	21,646,614
Book Value Per Common Share	$11.73	$11.15

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common shareholders' equity	$501,216	$241,327
Accumulated other comprehensive income	7,678	822
Shareholders' Equity, excluding AOCI	$493,538	$240,505
Denominator:
Total Shares Outstanding	42,741,004	21,646,614
Underlying Book Value Per Common Share(1)	$11.55	$11.11
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year reserve development and ceding commission income earned (underlying combined ratio) is a non-GAAP ratio, which is computed by subtracting the effect of current year catastrophe losses, prior year development, and ceding commission income earned related to the Company's quota share reinsurance agreement from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's business that may be obscured by current year catastrophe losses, losses from lines in run-off, prior year development, and ceding commission income earned. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share agreement. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed by subtracting current year catastrophe losses and prior year reserve development from Loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of the Company's business.

Operating Expense excluding the effects of ceding commission income earned, merger expenses, and amortization of intangible assets (underlying expense) is a non-GAAP measure which is computed by subtracting ceding income earned related to the Company's quota share reinsurance agreement, merger expenses and amortization from operating expenses. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. Merger expenses are directly related to past mergers and are not reflective of current period operating performance. Similarly, amortization expense is related to the amortization of intangible assets acquired through merger and therefore the expense does not arise through normal operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is the expense ratio. The underlying expense measure should not be considered a substitute for the expense ratio and does not reflect the overall profitability of the Company's business.

Net Income excluding the effects of merger expenses, non-cash amortization of intangible assets and realized gains (losses), net of tax (operating income) is a non-GAAP measure which is computed by adding merger expenses, net of tax, and amortization, net of tax, to net income and subtracting realized gains (losses) net of tax, from net income. Merger expenses are directly related to past mergers and are not reflective of current period operating performance. Similarly, amortization expense is related to the amortization of intangible assets acquired through merger and therefore the expense does not arise through normal operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is net income. The operating income measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Conference Call Details

Date and Time:    November 7, 2017 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q3-2017

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, and Virginia. UPC Insurance also has a commercial residential product in Florida. The Company’s commercial presence was further expanded by the merger with Florida’s largest commercial property writer, American Coastal Insurance Company. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is committed to financial stability and solvency.

Forward-Looking Statements

Statements in this press release, the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
SEC Reporting Manager		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
REVENUE:
Gross premiums written	$267,219	$194,341	$788,408	$541,053
Decrease (increase) in gross unearned premiums	782	(20,821)	(76,758)	(56,446)
Gross premiums earned	268,001	173,520	711,650	484,607
Ceded premiums earned	(115,507)	(53,299)	(292,355)	(148,837)
Net premiums earned	152,494	120,221	419,295	335,770
Investment income	4,901	2,663	12,489	7,786
Net realized gains (losses)	(71)	106	(554)	478
Other revenue	13,804	4,212	40,604	11,650
Total revenues	$171,128	$127,202	$471,834	$355,684
EXPENSES:
Losses and loss adjustment expenses	143,127	72,746	293,398	199,615
Policy acquisition costs	46,546	31,333	125,302	84,086
Operating expenses	6,891	5,558	19,020	15,326
General and administrative expenses	19,316	12,329	58,825	31,759
Interest expense	771	206	2,282	397
Total expenses	216,651	122,172	498,827	331,183
Income (loss) before other income	(45,523)	5,030	(26,993)	24,501
Other income	36	11	94	80
Income (loss) before income taxes	(45,487)	5,041	(26,899)	24,581
Provision (benefit) for income taxes	(17,475)	1,618	(10,043)	8,366
Net income (loss)	$(28,012)	$3,423	$(16,856)	$16,215
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	2,672	(3,495)	10,509	10,305
Reclassification adjustment for net realized investment losses (gains)	71	(106)	554	(478)
Income tax expense (benefit) related to items of other comprehensive income	(1,050)	1,298	(4,207)	(3,776)
Total comprehensive income (loss)	$(26,319)	$1,120	$(10,000)	$22,266

Weighted average shares outstanding
Basic	42,524,400	21,448,892	35,341,994	21,406,599
Diluted	42,741,004	21,643,401	35,563,032	21,604,135

Earnings per share
Basic	$(0.66)	$0.16	$(0.48)	$0.76
Diluted	$(0.66)	$0.16	$(0.47)	$0.75

Dividends declared per share	$0.06	$0.06	$0.18	$0.17

Consolidated Balance Sheets
In thousands, except share amounts

	September 30, 2017	December 31, 2016
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$718,785	$494,516
Equity securities	61,639	28,398
Other investments	8,157	5,733
Total investments	$788,581	$528,647
Cash and cash equivalents	280,268	150,688
Accrued investment income	5,229	3,735
Property and equipment, net	19,344	17,860
Premiums receivable, net	70,019	38,883
Reinsurance recoverable on paid and unpaid losses	489,348	24,028
Prepaid reinsurance premiums	285,121	132,564
Goodwill	59,679	14,254
Deferred policy acquisition costs	101,314	65,473
Intangible assets	55,109	12,371
Other assets	29,210	11,183
Total Assets	$2,183,222	$999,686
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$682,161	$140,855
Unearned premiums	577,805	372,223
Reinsurance payable	241,768	99,891
Other liabilities	127,153	91,215
Notes payable	53,119	54,175
Total Liabilities	$1,682,006	$758,359
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 42,953,087 and 21,858,697 issued; 42,741,004 and 21,646,614 outstanding, respectively	4	2
Additional paid-in capital	375,666	99,353
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	7,678	822
Retained earnings	118,299	141,581
Total Stockholders' Equity	$501,216	$241,327
Total Liabilities and Stockholders' Equity	$2,183,222	$999,686